FORWARD INQUIRIES TO:
Ed Roullard
VP of Sales & Marketing
SAFC Supply Solutions
+ 314-236-8717

Luis Tovar
VP of Distribution
Cherokee Pharmaceuticals LLC
+1 (215) 518-6287

MEDIA INQUIRIES:
Mark Button
Impress Public Relations
+ 408-852-1789
mark@impress-pr.com

SAFC® & CHEROKEE PHARMACEUTICALSTM POOL EXPERTISE AND
RESOURCES WITH STRATEGIC PARTNERSHIP FOR U.S. MARKET
Collaboration Delivers Cost and Quality Benefits for
Widespread cGMP Distribution

ST. LOUIS, MO. & PHILADELPHIA, PA. – June 1, 2009 – SAFC® (www.safcglobal.com), a member of the Sigma-Aldrich® group (NASDAQ: SIAL) and Cherokee Pharmaceuticals TM (www.cherokee-pharma.com), a PRWT Services, Inc. company and minority owned business, today announced an exclusive strategic partnership that encompasses the sourcing, analytical testing, warehousing, packaging and distribution of large-scale raw materials for pharmaceutical manufacturing meeting cGMP quality standards.

The collaboration to co-market and co-sell raw materials for pharmaceutical customers will draw upon SAFC’s global sourcing and production capabilities and combine these with Cherokee’s world-class analytical laboratories, large-scale cGMP manufacturing, warehousing and distribution facilities. Under the agreement, SAFC will be responsible for all product sourcing including processing reagents and excipients from its network of over 10,000 active suppliers while Cherokee Pharmaceuticals will conduct analytical testing, storage, packaging and distribution services.

Located in Riverside, PA, Cherokee Pharmaceuticals features significant storage and expansion capabilities and has its own dedicated rail link to potentially serve the Northeast United States corridor where many of the world’s leading pharmaceutical companies are located. SAFC will utilize Cherokee’s fully cGMP validated site, which can house cooled, frozen and hazardous substances and serve as a key East Coast analytical, warehousing and distribution hub for large-scale raw materials towards the pharmaceutical industry.

Commenting on the strategic partnership Gilles Cottier, President of SAFC said: “This agreement is a win-win situation, not only for SAFC and Cherokee Pharmaceuticals, but also for our respective customers. In marrying SAFC’s sourcing capabilities, which bring significant cost and quality benefits to the table, with Cherokee Pharmaceuticals expertise in analytical testing and cGMP manufacture and storage, we are providing top level, high-quality resourcing that will support our US customers throughout their respective supply chains, enabling them to both streamline and improve their risk mitigation strategies.”

Murvin Lackey, President of Distribution for Cherokee Pharmaceuticals added, “The core competencies of both companies present a competitive advantage for us and our customers. This strategic partnership allows us to provide an integrated sourcing, distribution process to our customers who seek a secure supply chain.”

About SAFC: SAFC® is the custom manufacturing and services group within Sigma-Aldrich that focuses on high-purity inorganics for high technology applications, cell culture products and services for biopharmaceutical manufacturing, biochemical production and the manufacturing of complex, multi-step organic synthesis of APIs and key intermediates. SAFC has manufacturing facilities around the world dedicated to providing manufacturing services for companies requiring a reliable partner to produce their custom manufactured materials. SAFC has four business segments – SAFC Pharma®, SAFC Supply Solutions®, SAFC Biosciences®, and SAFC Hitech®– and had annual sales of over $600 million in 2008. SAFC is considered a top 10 fine chemical company. For more information about SAFC, visit www.safcglobal.com.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development and as key components in pharmaceutical, diagnostic and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 37 countries and has 7,900 employees providing excellent service worldwide. Sigma-Aldrich is committed to Accelerating Customer Success through Innovation and Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning Web site at http://www.sigma-aldrich.com

About Cherokee Pharmaceuticals: Cherokee Pharmaceuticals, a PRWT Services, Inc. company, is a bulk chemical manufacturing and distribution company producing active pharmaceutical ingredients (APIs). Cherokee is the country’s only minority-owned outsourced API provider. With a highly skilled workforce, cGMP facilities, and a 59-year history in fine chemical manufacturing, Cherokee Pharmaceuticals offers high-quality U.S. based manufacturing at a competitive cost. It has specialized skills in handling antibiotics, high hazard reactions and potent compounds. Cherokee Pharmaceuticals' APIs are used in several antibiotics for human and animal health, as well as in new compounds for cholesterol management and HIV treatment.

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SAFC®, SAFC Supply Solutions® and Sigma-Aldrich® are registered trademarks of Sigma-Aldrich Biotechnology L.P. and Sigma-
Aldrich Co.
Cherokee Pharmaceuticals ™ is a trademark of PRWT Services Inc.